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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in the Statement of Additional Information constituting part of this Pre-effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 7, 1999, relating to the financial statements of the SA Fixed Income Fund , SA U.S. Market Fund, SA U.S. HBtM Fund, SA U.S. Small Company Fund, SA International HBtM Fund, SA International Small Company Fund, which are also included in the Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.

PricewaterhouseCoopers LLP
San Francisco, Ca
July 14, 1999